EMPLOYMENT AGREEMENT

    THIS AGREEMENT, dated as of January 1, 2008, by and between LARRY E. LENTYCH, hereinafter referred to as “Executive,” and lst SOURCE CORPORATION, an Indiana corporation, hereinafter referred to as “Employer,”

    WHEREAS, Executive is currently employed as the Senior Vice President and Chief Financial Officer of Employer and Employer’s subsidiary, 1st Source Bank, hereinafter referred to as “Bank,” pursuant to the terms of that certain Employment Agreement dated as of April 16, 1998; and

    WHEREAS, Employer desires to assure the continued service of Executive, and Executive is willing to provide such service on the terms and conditions specified herein.

    NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, Employer and Executive hereby agree as follows:

1.    Employment Position.  The parties agree that the employment of Executive by Employer shall continue for the term referred to in Section 2.  Employer agrees to continue the employment of Executive in a senior officer position for both Employer and Bank with the same titles referenced above.  Executive shall devote his full time during business hours to the performance of his duties hereunder and shall at all times use his best efforts to promote the best interests of Employer.  Executive shall report to the Chief Executive Officer, or such other senior executive officer of Employer or Bank, as the Chief Executive Officer of Employer, the Chairman of the Board, or the Board of Directors (“Board”) shall direct.

2.    Term.  The term of this Agreement shall be from the date hereof until December 31, 2008, unless terminated sooner in accordance with Section 5 or Section 6 hereof, provided, however, that the term shall be automatically extended for an additional year on January 1, 2009 and on January 1 of each year thereafter, unless either party hereto gives written notice of an intention not to extend this Agreement (a “Non-Renewal Notice”) on or before September 30 of the then current year, in which case no further automatic extension shall occur and the term of this Agreement shall end on December 31 of such year.

3.	Compensation and Benefits.

(a)           Base Salary.  Executive shall be paid a base salary  of Two Hundred Nineteen Thousand Dollars ($219,000) per annum, with such increases thereafter as may be determined by Employer (the “Base Salary”).

(b)           Incentive Compensation.  In addition to amounts paid to Executive as salary and for other benefits, Executive will participate in Employer’s Executive Incentive Plan at a “partnership” rate of 20% of Base Salary for purposes of determining awards under the Plan.  All amounts awarded are subject to the terms and conditions of the Plan.

(c)           Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate, at a level commensurate with his position, in all benefit plans Employer presently has or hereafter adopts for its officers or employees, including (without limitation) directors and officers liability insurance, pension, profit sharing, stock option or any group life or health insurance, hospitalization or other similar plans, any eligibility or waiting periods to be waived to the extent feasible.

(d)            Life Insurance.  Executive will be entitled to term life insurance coverage for the benefit of Executive, his family or estate as he may direct provided under the terms of the group policy offered to all employees, except that Employer will pay Executive’s portion of the cost thereof.

(e)           Club Membership.  A club membership will be provided by Employer for Executive to at least one country club and to one club in downtown South Bend, Indiana, with the initiation fees, monthly fee and appropriate business related expenses paid by Employer.

4.    Disability.  In the event that this Agreement is terminated by reason of Executive’s Disability, Executive will participate in the Employer’s disability compensation programs, including any salary continuance plan in effect at that time for officers or executives of Employer.  In addition, Executive will receive the following separation payments:  (a) a lump-sum payment, payable within thirty (30) days following his termination, equal to six times his then monthly Base Salary amount; and (b) six (6) monthly installment payments, each installment payment equal to his then monthly Base Salary amount, commencing on the first day of the seventh month following the month in which Executive’s last day of employment occurs and continuing on the first day of the immediately succeeding five (5) months.  For purposes of this Agreement, “Disability” means Executive’s inability by reason of illness or other physical or mental impairment to perform the duties required by his employment for any consecutive one hundred eighty (180) day period, provided that written notice of any termination for Disability shall have been given by Employer to Executive prior to the full resumption by him of the performance of such duties.

5.	Termination by Employer; Death or Disability.

(a)           With Cause.  In the event the Board determines that Executive is guilty of gross dereliction of duty or of fraud or dishonesty in connection with the performance of his duties under this Agreement, the Board may terminate the Executive’s Employment, such termination to be effective thirty (30) days after the Board gives written notice to Executive setting forth with specificity the reason or cause for terminating the Executive’s employment. In such event, the compensation and other benefits provided for in this Agreement shall terminate on the date specified by the Board in the written notice of termination delivered to Executive.

(b)           Without Cause.  If Employer shall discharge Executive from his employment hereunder for any reason other than one set forth in Section 5(a), or if it shall be determined by a court of competent jurisdiction that the discharge under Section 5(a) was not justified, the Executive’s employment shall end as of the date of such discharge by Employer, provided however, that Executive shall receive the following separation payments:  (i) a lump sum payment, payable within thirty (30) days following the date of such discharge, equal to six (6) times his then monthly Base Salary amount; and (ii) six (6) monthly installment payments, each installment payment equal to such monthly Base Salary amount, commencing on the first day of the seventh month following the month in which Executive’s last day of employment occurs, and continuing on the first day of each immediately succeeding month for the next five (5) months.

(c)           Death.  This Agreement shall terminate in the event of the death of Executive.  In such event, Executive’s estate or his designee shall be entitled to the death benefits provided in Section 3(d) of this Agreement.

6.           Termination By Executive.  Executive may, at any time upon written notice to Employer, immediately terminate his employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) breach of this Agreement by Employer in any material respect, (ii) any material adverse change in Executive’s status or position as the Senior Vice President and Chief Financial Officer of Employer and Bank, including, without limitation, as a result of a material diminution of his duties or responsibilities, (iii) any removal of Executive from, or any failure to reappoint or re-elect him to, any such position (except in connection with the termination of his employment pursuant to Section 4 or Section 5(a), or Section 5(c), or by him for other than Good Reason); or (iv) any material change in the geographic location at which Executive must perform his duties under this Agreement.

(a)           If such termination does not follow a Change in Control of Employer or Bank, Executive shall receive the following separation payments:  (i) a lump sum payment, payable within thirty (30) days following his termination, equal to six (6) times his then monthly Base Salary amount, and (ii) six (6) monthly installment payments, each installment payment equal to such monthly Base Salary amount, commencing on the first day of the seventh month following the month in which Executive’s last day of employment occurs and continuing on the first day of each immediately succeeding month for the next five (5) months.  This provision shall survive and remain operative so long as Executive remains employed by Employer, notwithstanding any expiration of the term or after delivery of a Non-Renewal Notice as provided in Section 2 of this Agreement.

(b)           If such termination occurs within one (1) year after a Change in Control of Employer or Bank, then as severance pay and in lieu of any further compensation for periods subsequent to the effective date of such termination, Executive shall receive, within thirty (30) days following such termination, an amount in cash equal to 2.99 times his “annualized includable compensation for the base period” (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)).

(c)           Each of the events specified in the following clauses (i) through (iii) of this Section 6(c) shall be deemed a “Change in Control”:

(i)           any third person, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Employer entitled to vote for the election of the Board of Directors of Employer;

(ii)           as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of Employer shall cease to constitute a majority of such Board of Directors; or

(iii)           the shareholders of Employer shall approve an agreement providing a sale or other disposition of all or substantially all the assets of Employer.

Despite any other provision in this Section 6(c) to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of Employer within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

(d)           If as of the date his employment terminates, Executive is a “key employee” within the meaning of Section 416(i) of the Code, without regard to paragraph 416(i)(5) thereof, and Employer has stock that is publicly traded on an established securities market or otherwise, then any payments that would constitute deferred compensation payments otherwise payable because of employment termination will be suspended until, and will be paid to Executive on, the first day of the seventh month following the month in which Executive’s last day of employment occurs.  For purposes of this subsection 6(d), “deferred compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

7.           Assignment.  This Agreement is a personal contract, and the rights and interest of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated.  Except as otherwise may be herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

8.           Amendment.  This Agreement may be amended only by a written instrument signed by the parties hereto after approval by either the Board or Executive Committee of Employer.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

10.         Fees and Expenses.  If a dispute arises regarding the interpretation or enforcement of this Agreement and Executive obtains a final judgment in his favor in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the fullest extent permitted by law.

11.          Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes the prior agreement between the parties.

12.           Restrictive Covenants.  In order to induce Employer to enter into this Agreement, Executive hereby agrees as follows:

(a)           Executive shall not divulge or furnish any trade secrets (as defined in IND. CODE §24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or with its prior written consent, or use any such trade secret or confidential information directly or indirectly for Executive’s own benefit or for the benefit of any person, firm or corporation other than Employer, as such trade secrets and confidential information are confidential and shall at all times remain the property of Employer.

(b)           For a period of twenty-four (24) months after the effective date of termination of Executive’s employment hereunder for reasons other than those set forth in Sections 5(b) and 6(a) of this Agreement, Executive shall not, directly or indirectly, provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer at the time of such provision of services or solicitation which Executive served either alone or with others while employed by Employer within the geographic region or regions in which retail, full-service branches of Bank or any affiliate of Bank are located, or assist any actual or potential competitor of Employer to provide banking or bank-related services to, or solicit the banking or bank-related business of, any such customer in any such area, and Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of Employer as conducted during Executive’s employment by Employer within such area; provided, however, that Executive may own not more than five percent of the voting securities of any entity providing banking or bank-related services within such area if the voting securities of such entity are traded on a national securities exchange or quoted on a national interdealer quotation system.

(c)           Executive acknowledges that any violation of this Section 12 would cause irreparable harm to Employer, that damages for such harm would be incapable of precise measurement and that, accordingly, Employer would not have an adequate remedy at law to redress the harm caused by such violation.  Therefore, Executive agrees that, in addition to any other remedy, Employer shall be entitled to immediate (i.e., without prior notice) preliminary and final injunctive relief to enjoin and restrain any violation of this Section 12.

If Executive’s employment is terminated during the term for reasons set forth in Sections 5(b) or 6(a) of this Agreement, Executive shall have no obligations to Employer with respect to non-solicitation and non-competition under this Section 12.  Executive’s obligations with respect to trade secrets and confidential information as described in Section 12(a) shall survive any termination of the employment of Executive regardless of the reason(s) for such termination.

13.           Certain Additional Payments by Employer.

(a)           In the event that Section 280G of the Code is determined to apply to the payments to be made by Employer to Executive under this Agreement or other compensation or benefit programs, and in the event any excise tax (“Excise Tax”) that may be imposed by Section 4999 of the Code becomes payable by Executive because of any of the payments made to Executive under this Agreement or otherwise, Employer will pay to Executive an additional amount (“Gross-up Payment”) at least 60 days prior to the due date for payment of the Excise Tax.  The Gross-up Payment shall be in an amount such that, after payment by Executive of all taxes (including, without limitation, all income and employment tax and Excise Tax and treating as a tax the disallowance of any deduction of Executive by virtue of the inclusion of the Gross-up Payment in Executive’s adjusted gross income) and interest and penalties with respect to such taxes imposed upon the Gross-up Payment, Executive retains an amount equal to the Excise Tax.  Employer shall notify Executive of its determination of the amount of payments under this Agreement subject to the Excise Tax (which determination shall be made by an accounting firm selected by Employer) and shall provide Executive with a receipt for the Excise Tax paid.  Executive shall report the amount indicated in Employer’s notice as the amount subject to the Excise Tax on Executive’s Federal income tax return.

(b)           If, for any reason, the Internal Revenue Service or any other taxing authority proposes an adjustment to the amount of Excise Tax due with respect to any payments or with respect to any additional amounts received by Executive pursuant to this Agreement, Executive will notify Employer immediately of such proposed adjustment and shall give Employer the right to contest such proposed adjustment on Executive’s behalf; provided, however, that Executive may pay such claim if Employer does not take any action prior to the time such payment is due.  Employer shall bear and pay directly all costs related to or associated with any contest, regardless of outcome, and shall have complete control over such contest as it relates to the Excise Tax, including whether such contest shall be by way of non-payment of the Excise Tax, payment of the Excise Tax under protest, or payment of the Excise Tax accompanied by a claim for a refund.  Employer shall pay to Executive (i) an amount equal to the Excise Tax required to be paid to the Internal Revenue Service by Executive as a result of the outcome of any contest, any penalties or interest thereon, and (ii) a Gross-up Payment computed in the same manner and subject to the same adjustments as other Gross-up Payments previously described.  Payment by Employer of an amount equal to the Excise Tax and Gross-up Payment shall be made to Executive in advance of the due date for payment of Excise Taxes.

(c)           In the event that the amount of any additional payments made pursuant to this Section 13 exceeds the amount determined to have been due, the excess additional amounts made shall constitute a loan by Employer to Executive payable within 30 days after receipt by Executive of the refund from the Internal Revenue Service together with any interest received.

14.    No Duty to Mitigate.  Executive is not required to mitigate the amount of salary or benefits payable pursuant to this Agreement upon termination of his employment by seeking other employment or otherwise, nor shall any amount to be paid by Employer pursuant to this Agreement upon termination of Executive’s employment be reduced by any compensation earned by Executive as a result of employment by another employer that is not in violation of Executive’s obligations under Section 12.

15.    Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  This Agreement shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable requirements of Section 409A of the Code.

16.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.    Resolution of Disputes.  Employer agrees to pay promptly as incurred all legal fees and expenses which Executive may reasonably incur as a result of any contest, regardless of outcome, by Employer, Executive or others of the validity of, enforceability of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive concerning the amount of any payment pursuant to this Agreement).

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

/s/Larry E. Lentych
Larry E. Lentych

lst SOURCE CORPORATION,
an Indiana corporation

By:  /s/Christopher J. Murphy, III
Christopher J. Murphy, III
Chairman of the Board, President and
Chief Executive Officer